Exhibit 99.2

FOR IMMEDIATE RELEASE:

August 22, 2007

For More Information Contact:

Steve Laflin, President & CEO

(208) 524-5300

INTERNATIONAL ISOTOPES INC. ANNOUNCES COMPLETION OF AN EXCLUSIVE DISTRIBUTOR AGREEMENT FOR SALES OF NEW STYLE TRANSPORTATION CONTAINERS

Agreement Could Potentially Double Annual Sales

Idaho Falls, ID. August 22, 2007 – International Isotopes Inc. (OTC Bulletin Board: INIS), announces it has entered into an agreement with Alpha Omega Services (AOS), of Bellflower California, to be their exclusive worldwide distributor for a new family of Type B(U) radioactive material transportation containers.

AOS has been working on the development and licensing of these containers, as well as working with INIS on the distributor agreement, for about two years.  These AOS containers will be the newest Type B(U) package designed in the United States and will meet all of the most current International Atomic Energy Agency regulations for the safe transport of radioactive material.  The AOS containers are intended to replace dozens of models of radioactive material containers currently used by U.S. government and commercial interests that will no longer be approved for use in the U.S. after October 1, 2008.  Those containers include the entire inventory of Department of Transportation 20 WC series Specification Packages as well as many of the packages previously approved by the NRC that were designed and tested against the 1967, 1973, and 1973A Editions of TS-R-1 regulations.

Steve T. Laflin, President and CEO, said, “The change in Type B  container regulations has created a significant opportunity for the Company.  We expect revenue realized through this distributor agreement could potentially double our annual sales. The AOS containers will be offered in a range of sizes and capacities that will permit them to meet a wide range of applications including transportation of radioisotopes, activated materials, and even irradiated fuel.  The versatility of these containers, and the elegance of their design, is expected to make them attractive to customers looking for alternatives to containers that will lose their approval status in the coming year.  INIS and AOS will be presenting the container at the Global Nuclear 2007 conference in Boise, September 10-12 and at the PATRAM conference in Miami, October 22-25.  The Company is expected to begin taking orders for sales or long term leases beginning in October 2007.”

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Forward-looking statements in this press release, including statements made relating to the potential outcomes resulting from the distributor agreement are made pursuant to the safe harbor provision of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change.  Actual results may differ materially from the forward-looking statements.  Many factors could cause actual results to differ materially from the forward-looking statements.  Readers are directed to read the risk factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ending December 31, 2006.  The Company does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.